Exhibit 10.3
EMPLOYMENT AGREEMENT ADDENDUM #1

This Addendum pertains to the Employment Agreement between Troy A. Lyndon ("Employee") and Left Behind Games Inc. ("LBG" or the "Company") as Chief Executive Officer. Employee and the Company are sometimes individually referred to herein as a "party" and collectively as the "parties."

1.  Deferred Compensation and Stock Option. Employee has performed services in accordance with the parties’ Employment Agreement. However, Employee has not received compensation from Company in accordance with such Agreement. Employee hereby waives any such breach of Agreement by Company for valuable consideration (“Deferred Compensation”) as follows:

a.	compensation as determined in the parties’ Employment Agreement, or;

b.
the right and option to convert all or part of such “Deferred Compensation” to Stock based upon the same terms and rates consistent with stock purchase agreements with investors in LBG. Such conversion rates shall be consistent with the price per share provided to the Company by investors at the time of accrual.

By signing below, the parties acknowledge they have read, understand and agree to this terms and conditions of this Addendum.

EMPLOYEE

/s/ Troy A. Lyndon                    June 2, 2004

____________________        ____________
Troy A. Lyndon      Date

ACCEPTED:

LEFT BEHIND GAMES INC.
a Delaware corporation

/s/ Jeffrey S. Frichner                          June 2, 2004

By:_____________________         ___________
Jeffrey S. Frichner, President  Date